Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”), is dated as of May 24, 2019, by and between Evolent Health, Inc., a Delaware corporation (the “Company”), and Momentum Health Group, LLC, a Delaware limited liability company (“Holder”).

WHEREAS, the Company, Holder, Momentum Health Acquisition, Inc. and Momentum Health Holdings, LLC are parties to that certain Stock Purchase Agreement, dated March 22, 2019 (as amended, the “Purchase Agreement”; capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Purchase Agreement); and

WHEREAS, in connection with the consummation of the transaction contemplated by the Purchase Agreement, the parties desire to enter into this Agreement to grant certain registration rights to Holder as set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties agree as follows:

Section 1. Registration Rights.

1A.For purposes of this Agreement, the “Shelf Registration Statement” means the Automatic Shelf Registration Statement of the Company filed with the SEC on Form S-3 on August 7, 2017 (or another registration statement of Buyer filed with the SEC on Form S-3 (or any similar form) that replaces such statement and which will be an Automatic Shelf Registration Statement, if available) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act and which will cover the resale of Evolent Contributed Shares. The Company will use its reasonable best efforts (i) to maintain the effectiveness of a Shelf Registration Statement in accordance with the terms thereof and (ii) upon the request of Holder, which shall be made no earlier than two (2) Business following the date hereof, to file such amendments, including post-effective amendments, and prospectus supplements as may be necessary to provide for the resale of Evolent Contributed Shares by Holder from time to time, and pursuant to any method or combination of methods legally available to, and reasonably requested by, Holder, and shall include a plan of distribution that provides Holder with a reasonably appropriate opportunity to sell Evolent Contributed Shares pursuant to such Shelf Registration Statement. The Company shall use its reasonable best efforts to prepare and file with the SEC such amendments, including post-effective amendments and supplements as may be necessary to keep such Shelf Registration Statement effective and in compliance with the provisions of the Securities Act until the earlier of (i) the second anniversary of the date of this Agreement and (ii) such time as all Holders no longer own any Evolent Contributed Shares. The Company will provide any necessary assistance as may be reasonably requested by Holder in order for Holder to be able to sell any Evolent Contributed Shares pursuant to such Shelf Registration Statement, and Holder will provide any necessary assistance and information as may be reasonably requested by the Company in order for the Company to comply with its obligations under this Section 1. The Company will pay all costs and expenses (other than any underwriting discounts or commissions) in connection with such Shelf Registration Statement as well as any amendments or supplements thereto, including any such amendments or supplements that may be necessary to reflect any particular Holder that may, from time to time, be a holder of Evolent Contributed Shares as a potential seller of such Evolent Contributed Shares pursuant to such Shelf Registration Statement.

1B.If the continued use of the Shelf Registration Statement at any time would require the Company to make an Adverse Disclosure or if in the good faith judgment of the Board of Directors of the Company the use of the Shelf Registration Shelf Statement as set forth herein would be materially detrimental to the Company and the Board of Directors concludes, as a result, that it is in the best interests of the Company to suspend use of the Shelf Registration Statement, the Company may, upon giving prompt written notice of such action to Holder, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided, however, that the Company shall not be permitted to exercise a Shelf Suspension (i) more than one time during any 12-month period, or (ii) for a period exceeding 60 days on any one occasion. In the case of a Shelf Suspension, Holder agrees to suspend use of the applicable prospectus and in connection with any sale or purchase of, or offer to sell or purchase, Evolent Contributed Shares, upon receipt of the notice referred to above. The Company shall immediately notify Holder in writing upon the termination of any Shelf Suspension, and upon such termination, promptly amend or supplement any prospectus, if necessary, so, it does not contain any untrue statement or omission and furnish to Holder such numbers of copies of the prospectus as so amended or supplemented as Holder may reasonably request. Notwithstanding the provisions of this Section 1(b), the Company may not postpone the filing or effectiveness of, or suspend use of, the Shelf Registration Statement past the date upon which the applicable Adverse Disclosure is disclosed to the public or ceases to be material. During a Shelf Suspension, the Company shall be prohibited from filing a registration statement for its own account or for the account of any other Holder or holder of its securities. “Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Board of Directors of the Company, after consultation with outside legal counsel to the Company: (i) would be required to be made in any registration statement filed with the SEC by the Company so that such registration statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

Section 2. Miscellaneous.

2A.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

2B.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

2C.Amendments. This Agreement may be amended only upon the written consent of all of the parties hereto.

2D.Counterparts; Facsimile and Email. This Agreement may be executed simultaneously in two or more counterparts (each of which may be transmitted via facsimile or email), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

2E.Descriptive Headings; Interpretation. Section headings used in this Agreement are for convenience only and are not to affect the construction of, or to be taken into consideration in interpreting, such agreement. The use of the word “including” or any variation or derivative thereof in this Agreement is by way of example rather than by limitation.

2F.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any rules, principles or provisions of choice of law or conflict of laws.

2G.Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

2H.No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

2I.Entire Agreement. This Agreement and the other documents referred to herein contain the entire agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

2J.Termination. This Agreement will terminate on the earlier of (i) the second anniversary of the date of this Agreement and (ii) such time as all Holders no longer own any Evolent Contributed Shares.

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

EVOLENT HEALTH, INC.

By:	/s/ Jonathan Weinberg
Name:	Jonathan Weinberg
Title:	General Counsel

MOMENTUM HEALTH GROUP, LLC

By:	/s/ R. Scott Vaughn
Name:	R. Scott Vaughn
Title:	President and Chief Executive Officer